UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2013

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

230 Commerce Way
Portsmouth, New Hampshire 03801
(Address of principal executive offices, including zip code)

(866) 723-4114
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company,” “us,” “our” or “we” are to Trunity Holdings, Inc.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 24, 2013, the Company, entered into a non-qualified stock option agreement with Arol Buntzman, the Chairman and Chief Executive Officer of the Company.  In addition to his annual salary of $24,000, Mr. Buntzman was granted a 10-year non-qualified option (the “Option”) to purchase up to 4,000,000 shares of the common stock of the Company pursuant to the following terms: (i) 1,000,000 shares with an exercise price of $0.30, with all such shares vesting immediately; (ii) 1,000,000 shares with an exercise price of $0.40 per share, with 500,000 shares vesting on March 24, 2014 (six months after Mr. Buntzman’s start date of September 24, 2013), and 500,000 shares vesting on September 24, 2014; (iii) 1,000,000 shares with an exercise price of $0.60 per share, with all such shares vesting on September 24, 2014; and (iv) 1,000,000 shares with an exercise price of $0.70 per share, with 500,000 shares vesting on March 24, 2015 and 500,000 shares vesting in equal monthly increments over the period from March 24, 2015 to September 24, 2016.  The Option is subject to the terms and conditions of the Agreement, which provides, among other things, that (a) Mr. Buntzman remains an at-will employee of the Company, (b) upon any termination of Mr. Buntzman’s employment by the Company without cause, 50% of the then unvested portion of the Option shall immediately vest and the balance shall be cancelled; and (c) upon a change of control transaction, the entire unvested portion of the Option shall immediately vest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.
Dated: December 30, 2013	By:	/s/ Nicole Fernandez-McGovern
Chief Financial Officer